Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ENTERS INTO AGREEMENT

TO ACQUIRE PERMIAN BASIN RESERVES

MIDLAND, Texas, (BUSINESS WIRE), October 17, 2005 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that its subsidiary, Parallel, L. P., has entered into a Purchase and Sale Agreement with 10 unaffiliated parties to acquire producing and undeveloped oil and gas properties having an estimated 6.4 million equivalent barrels (BOE) of proved reserves, which will be a 29% increase compared to the Company’s proved reserves as of December 31, 2004. Of the 6.4 million BOE, 1.8 million BOE are proved developed producing reserves (PDP), and 4.6 million BOE are proved undeveloped reserves (PUD) providing for future infill drilling and waterflood implementation opportunities. Current gross production from 35 wells is approximately 650 BOE per day, which will be approximately 440 BOE per day, net to Parallel. Parallel will acquire, own and operate a 90.0% working interest and 67.5% net revenue interest in the properties.

The purchase price is $44.5 million. Consummation of the acquisition is subject to customary closing conditions and purchase price adjustments. Parallel expects to finance the acquisition through its existing credit facility provided by BNP Paribas, Citibank Texas, N.A., and Western National Bank, plus an increased borrowing base associated with the properties being acquired. Several separate closings are expected to occur during the period of November 15, 2005 through January 15, 2006. The effective date will be November 1, 2005.

Property information

The properties include approximately 6,100 gross acres in Andrews and Gaines County, Texas, an area of the Permian Basin that has seen primary San Andres development in recent years. Approximately 1,300 gross acres of the total leasehold have been developed through the prior operator’s drilling of the existing 35 wells. Parallel anticipates the 1,300 acres will be further developed through “Phase 1” infill drilling and waterflood implementation. Parallel expects the remaining 4,800 gross acres to be field extension and lower risk exploration acreage.

The leases are approximately one mile from the Company’s Carm-Ann assets and will be integrated into the Carm-Ann base of operations. Please refer to the Company’s press release dated September 27, 2005, for recent production growth information concerning the Carm-Ann properties.

Hedging information

The Company has hedged barrels of oil associated with this Purchase and Sale Agreement. These new hedges are shown in the table below.

Calendar	Barrels of Oil	Total	NYMEX Collar
Year	per day	Barrels	Floor	Cap
2006	300	109,500	$55.00	$82.50
2007	300	109,500	$55.00	$79.50
2008	300	109,800	$55.00	$76.50
2009	250	91,250	$55.00	$73.00
2010	250	76,000	$55.00	$71.00

-more-

Parallel Petroleum Enters Into Agreement to Acquire Permian Basin Reserves

October 17, 2005

Management Comments

Larry C. Oldham, Parallel’s President and CEO, commented, “We are very pleased with this acquisition because the properties are located next to our Carm-Ann properties and have many of the same characteristics that have made our Carm-Ann development project successful. As with Carm-Ann, we anticipate that these new properties will be accretive to cash flow from operations and earnings per share.”

In a final comment, Oldham stated, “This acquisition is consistent with our ongoing objective of acquiring properties with attractive economics associated with future development potential. Based on our current evaluation and assumptions related to these properties, we have identified 23 PUD locations to be drilled in the ‘Phase 1’ area. The drilling program is expected to begin mid-year 2006 at an investment of approximately $10.5 million. We also anticipate implementation of a waterflood program in the ‘Phase 1’ area by mid-year 2008. The anticipated cost associated with the waterflood is approximately $0.5 million. With the completion of this development plan, the ‘all-in’ finding and development cost, including the initial acquisition price and the first phases of infill drilling and waterflood development, is expected to be less than $9.00 per BOE.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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